UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 4, 2022

Cognex Corporation
(Exact name of registrant as specified in charter)

Massachusetts	001-34218	04-2713778
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Vision Drive, Natick, Massachusetts	01760-2059
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (508) 650-3000

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.002 per share	CGNX	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.02	Results of Operations and Financial Condition

On May 5, 2022, Cognex Corporation (the “Company”) issued a news release to report its financial results for the quarter ended April 3, 2022. The release is furnished as Exhibit 99.1 hereto. The information in Item 2.02 of this Current Report on Form 8-K, including the Exhibit attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, regardless of any general incorporation language in such filing.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 4, 2022, the Board of Directors (the “Board”) of the Company authorized an increase to the number of directors on the Board from seven to eight and appointed John T.C. Lee as a director of the Company, both actions effective immediately. The Board appointed Dr. Lee to the class of directors whose term ends in 2025 to serve in accordance with the bylaws of the Company and until his successor is duly elected and qualified. Dr. Lee shall serve on the Audit Committee and the Compensation/Stock Option Committee of the Board of Directors. A copy of the press release announcing Dr. Lee’s appointment is attached hereto as Exhibit 99.2 and is hereby incorporated by reference.

Dr. Lee, 59, is currently the President and Chief Executive Officer of MKS Instruments, Inc. (Nasdaq: MKSI), a global provider of instruments, systems, subsystems and process control solutions for advanced manufacturing processes.  Dr. Lee has held this position since January 2020. He has also served on the MKS board of directors since January 2020.  From October 2007 to January 2020, Dr. Lee held a series of progressive leadership roles at MKS, including Chief Operating Officer from 2016 to 2019. Prior to joining MKS, Dr. Lee served in various capacities in various technology industries, including semiconductor and solar as well as plasma processing research, at leading technology companies, including Applied Materials, Lucent Technologies and AT&T Bell Labs. He has served as Vice Chair and a member of the Executive Committee of the Board of Directors of the Massachusetts High Technology Council since 2021. Dr. Lee holds a B.S. from Princeton University and both an M.S.C.E.P. and a Ph.D. from the Massachusetts Institute of Technology, all in Chemical Engineering.

Dr. Lee’s qualifications for sitting on the Board of Directors include his executive leadership experience within technology companies, his operating experience, his public company board experience, his knowledge of optics and the semiconductor industry, and his technological background.

For his service on the Board, Dr. Lee will receive an annual stipend of $50,000, and for his service on the Audit Committee and Compensation/Stock Option Committee], Dr. Lee will receive additional annual stipends of $10,000 and $8,000, respectively.  Further, subject to Board approval, Dr. Lee will receive annual equity awards under the Company’s 2007 Stock Option and Incentive Plan (the “2007 Plan”) consistent with the Company’s other non-employee Board members. Dr. Lee will receive an initial equity award under the 2007 Plan of restricted stock units (“RSUs”) having an economic value of approximately $181,600 on the date of grant. These RSUs will vest over three years: 20% on the first anniversary of the grant date; 30% on the second anniversary; and 50% on the third anniversary. Dr. Lee will enter into the Company’s standard indemnification agreement, which has been previously entered into with each of the Company’s directors, and the form of which has been filed by the Company with the SEC.

There is no arrangement or understanding between Dr. Lee and any other person pursuant to which he was selected as a director, nor is the Company aware, after inquiry of Dr. Lee, of any related-person transaction or series of transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 8.01	Other Events

On May 5, 2022, the Company announced that its Board of Directors declared a quarterly cash dividend of $0.065 per share. The dividend is payable on June 3, 2022 to all shareholders of record at the close of business on May 20, 2022.

Item 9.01	Financial Statements and Exhibits

(d)            Exhibits

Exhibit No.	Description

99.1	News release, dated May 5, 2022, by Cognex Corporation (furnished herewith)

99.2	News release, dated May 5, 2022, by Cognex Corporation regarding appointment of new director (filed herewith)

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COGNEX CORPORATION

Dated: May 5, 2022	By:/s/ Paul Todgham
Paul Todgham
Senior Vice President and Chief Financial Officer